Exhibit 10.42

EMPLOYMENT AGREEMENT

This Employment Agreement (this "Employment Agreement"), dated as of September 1, 2004, is between Ascent Assurance, Inc., a Delaware corporation (the Company"), and Mr. Ben Cutler (the "Employee").

Whereas, the Company desires to enter into an employment relationship with the Employee and the Employee wishes to accept such employment, under the terms and conditions set forth in this Employment Agreement.

Now, therefore, in consideration of and in reliance upon the foregoing and the covenants, obligations and agreements contained herein, the Company and the Employee hereby agree as follows:

1        Employment Period

The Company will employ the Employee, and the Employee will serve the Company, under the terms of this Employment Agreement for a term of five years commencing on September 1, 2004 (hereinafter, the “Start Date”). Notwithstanding the foregoing, this Employment Agreement and the Employee’s employment hereunder may be earlier terminated, as provided in Section 4 hereof. The period of time between the commencement and the termination of the Employee’s employment hereunder shall be referred to herein as the “Employment Period.”

2        Duties and Status

During the Employment Period, the Employee shall serve as the President and Chief Executive Officer (“CEO”) of the Company and be responsible and report to the Board of Directors of the Company (the “Board”). Further, so long as he shall be a director of the Company, the Employee shall be appointed as Chairman of the Board. During the Employment Period, the Employee shall have such authority and perform such duties which are consistent with the Employee’s title and position as the President and CEO of the Company, as well as such other duties as may be assigned by the Board from time to time. The Employee’s duties shall include, without limitation, responsibilities with respect to strategic development and all business operations of the Company and hiring and firing authority within guidelines as may be set by the Board or with the advice and consent of the Board or otherwise as the Board may from time to time prescribe. The Employee agrees to devote all of his time, efforts and skills exclusively to the performance of his duties and responsibilities under this Employment Agreement and will not provide his services to any other person or entity without the prior consent of the Board; provided, however, that nothing in this Employment Agreement shall preclude the Employee from devoting reasonable periods required for participating in professional and appropriate industry associations, educational, philanthropic, public interest, charitable, social or community activities so long as such activities do not interfere in any material respect with the Employee’s duties hereunder or involve any manner of activity that is competitive with or adverse to the best interests of the Company; provided, further, that if during any regular business day these activities require the Employee to be off-premises more than four hours during normal business hours, that day shall be allocated to vacation time.

3        Compensation

3.1	Base Salary During the Employment Period, the Company shall pay the Employee an annualized base salary of $250,000 payable twice monthly in arrears and in accordance with the standard payroll practices of the Company; provided, however, that such amount shall be reviewed by the Board annually, and may, in the sole discretion of the Board, be increased. The base salary paid to the Employee by the Company shall be referred to herein as the “Base Salary”.

3.2	Performance Bonus In addition to the compensation otherwise payable pursuant to this Employment Agreement, the Employee shall be eligible to receive an annual performance bonus (“Annual Bonus”) for each fiscal year based upon the attainment of performance criteria hereinafter described. For each fiscal year during the Employment Period, annual performance criteria shall be developed by management and presented to the Board (or a designated committee thereof) for approval and/or modification pursuant to or in connection with the development of a five-year strategic plan. The Employee’s minimum Annual Bonus in the event the target performance is attained shall be 200% of the Base Salary in effect on the last day of the applicable fiscal year. Any Annual Bonus of less than 200% of such Base Salary (upon partial attainment of targeted performance criteria) or in excess of 200% of such Base Salary (upon exceeding targeted performance criteria) shall be as set forth in the annual performance criteria. Notwithstanding the foregoing, a minimum Annual Bonus for the partial calendar year 2004 period shall be paid in an amount equal to $166,666 and a minimum Annual Bonus for an entire calendar year 2005 period shall be paid in an amount equal to $500,000, regardless of the attainment of the targeted performance criteria; provided, however, that such minimum Annual Bonus shall be payable only if (a) the Employment Period continues in effect through the last day of 2004 and 2005, respectively, or (b) the Employee is terminated by the Company other than for Cause.

3.3	Equity Award The Employee shall receive options (the “Initial Options”) to purchase 9.9% of the common stock of the Company (on a fully-diluted basis as of the Start Date), at an exercise price equal to the fair market value of such shares on the Early Exercise Date (as defined below), as determined by the Board in good faith based on generally accepted industry valuation methodologies. The Initial Options shall vest in five equal installments on each of the first five anniversaries of the Start Date, provided the Employee is still an employee of the Company on each applicable vesting date. Notwithstanding the foregoing, the Initial Options shall be exercisable before the applicable vesting dates, on or after June 30, 2005, or such earlier date as the Company may specify (in either case the “Early Exercise Date”), in which case the shares issuable upon any such earlier exercise shall be restricted shares which shall be subject to the same vesting schedule as applicable under the Initial Options and shall not be transferable unless and until such shares become vested. The parties agree that the obligation to grant the Initial Options may be partially satisfied by an option granted with respect to up to 10% of the fully-diluted shares of common stock of the Company beneficially owned by Credit Suisse Boston Management LLC and its affiliates (excluding such affiliation solely by virtue of ownership and involvement with the Company or its subsidiaries, the “CSFB Entities”), with the remainder being granted with respect to reserved shares of the Company; provided, however, that any Initial Option granted by the CSFB Entities shall also be honorable by the Company. Upon exercise of any Initial Options within one week of the Early Exercise Date, the Company shall pay to the Employee an amount equal to 57.36% of the excess, if any, of the fair market value of the shares on the exercise date, as determined for federal income tax purposes, over the exercise price. An additional equity pool of 20.1% (subject to adjustment to 20% in the event of certain transactions) of the fully-diluted shares of the Company as of the Start Date shall be reserved for options and/or other equity awards to be granted to other employees as recommended by management and approved by the Board (or a designated committee thereof). In the event that such additional pool is not entirely allocated to grants made to other employees, the Employee shall be eligible to receive additional options and/or other equity awards with respect to such unallocated shares available in such pool, up to a maximum level of 15% (including the shares subject to the Initial Options) of the fully-diluted shares of common stock of the Company as of the Start Date. If such additional pool is allocated to grants made to other employees, then the Employee shall not receive any options or other equity awards in addition to the Initial Options.

The Initial Options and any other stock options granted to the Employee (collectively, with the Initial Options, hereinafter referred to as the “Options”) shall have a duration of ten years, except that (i) if the Employee’s employment with the Company terminates for any reason other than for Cause (as defined in Section 4.1 hereof), Disability (as defined in Section 4.2 hereof) or death, any then vested but unexercised Options shall be exercisable for three months following such termination, (ii) if the Employee’s employment with the Company terminates due to Disability or death, any then vested but unexercised Options shall be exercisable for six months following such termination, and (iii) if the Employee’s employment with the Company terminates for Cause, all unexercised Options (including any vested Options) shall terminate immediately upon such termination. In no event shall any Options continue to be exercisable for a period of more than ten years following the date of grant. The exercise price payable for the purchase of shares under all Options shall be paid in cash, at the time of exercise of the respective Option. All shares issued pursuant to the exercise of any Options shall be subject to a right of first refusal from and after such time as they become transferable, and to repurchase rights (but not obligations) in the event of a termination of the Employee’s employment with the Company. The purchase price payable to repurchase shares from the Employee shall be (i) with respect to vested shares, the greater of the fair market value (as determined by the Board in good faith based on generally accepted industry valuation methodologies) of the shares on the date of repurchase or the purchase price paid by the Employee, or (ii) with respect to non-vested shares, the purchase price paid by the Employee. Repurchase rights shall extend for the longer of (i) seven months after the issuance of the applicable shares, (ii) seven months after the Employee is terminated by the Company other than for Cause or (iii) three months after a termination of the Employee’s employment with the Company due to any other reason. The right of first refusal shall extend until the shares of the Company’s common stock issued under such Options are publicly traded. All Options and any other equity awards granted to the Employee shall be evidenced by a separate agreement entered into with the Employee, in such form as shall be provided by the Company or the CSFB Entities, as applicable.

3.4	Liquidity Performance Bonus In the event of the consummation of a Qualifying Liquidity Event (as defined below) while the Employee is still employed by the Company, the Employee shall be eligible to receive a one-time liquidity performance bonus, calculated as the sum of the following: (i) 10% of the dollar amount of consideration allocable to the CSFB Entities in respect of debt obligations and/or securities of the Company and its subsidiaries (before giving effect to payment of such liquidity performance bonus) in the Qualifying Liquidity Event in excess of the amount required for the CSFB Entities to achieve a 25% Rate of Return (as defined below) up to a 32.5% Rate of Return; (ii) 25% of the dollar amount of consideration allocable to the CSFB Entities in respect of debt obligations and/or securities of the Company and its subsidiaries (before giving effect to payment of such liquidity performance bonus) in the Qualifying Liquidity Event in excess of the amount required for the CSFB Entities to achieve a 32.5% Rate of Return up to a 40% Rate of Return; and (iii) 50% of the dollar amount of consideration allocable to the CSFB Entities in respect of debt obligations and/or securities of the Company and its subsidiaries (before giving effect to payment of such liquidity performance bonus) in a Qualifying Liquidity Event in excess of the amount required for the CSFB Entities to achieve a 40% Rate of Return. Any liquidity performance bonus payable hereunder shall be paid in-kind, in the same form of consideration as received by the CSFB Entities in respect of debt obligations and/or securities of the Company and its subsidiaries (before giving effect to payment of such liquidity performance bonus) in the Qualifying Liquidity Event, and shall be paid at the same time as such consideration is received by the CSFB Entities; provided, however, that any portion of such liquidity performance bonus may be payable in cash, in the sole discretion of the Board. In the event (i) that the Rate of Return achieved by the CSFB Entities does not exceed 25%, or (ii) if as of the date of the consummation of a Qualifying Liquidity Event the Employee is not employed by the Company due to either (a) the Employee having been terminated by the Company for Cause or (b) the Employee having terminated his employment on his own initiative, then no liquidity performance bonus shall be payable to the Employee hereunder. Notwithstanding the foregoing, in the event that the Employee is terminated by the Company other than for Cause, the right of the Employee to receive such liquidity performance bonus shall continue with respect to a Qualifying Liquidity Event that is the subject of a definitive written agreement subject only to customary closing conditions entered into before July 1, 2010; provided, however, that the Company shall retain the option to purchase such right from the Employee at fair market value (such option exercisable by written notice to the Employee at any time after the termination and before September 2009), as determined by the Board assuming the consummation of a Qualifying Liquidity Event as of the date of purchase. Any valuation to be conducted hereunder shall be performed by the Board in good faith based on generally accepted industry valuation methodologies, whose determination shall be final.

For purposes of this Employment Agreement, a “Qualifying Liquidity Event” shall mean the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the property or assets of the Company to, or the consolidation or merger of the Company with, one or more other corporations or other entities (other than subsidiaries of the Company), where the stockholders of the Company immediately prior to such transaction receive the same proportionate consideration for their shares and thereafter do not beneficially own, collectively, shares of capital stock representing at least a majority of the voting power of all outstanding securities entitled to vote generally in the election of directors or persons performing a similar function of the surviving or successor corporation or other entity.

For purposes of this Employment Agreement, “Rate of Return” shall mean the return, calculated on a one-time basis upon the occurrence of a Qualifying Liquidity Event, on a base value equal to the principal amount outstanding as of the Start Date of the loans made under that certain Credit Agreement, dated as of April 27, 2001, as amended or relieved from time to time, between the Company, as borrower, and Credit Suisse First Boston Management LLC, as administrative agent, arranger and lender (the “CSFB Debt”); provided, however, that the Rate of Return shall not include any interest paid or payable on the CSFB Debt.

3.5	Liquidation Sharing Plan In the event of the consummation of (i) a Qualifying Liquidity Event or (ii) any paydown of the CSFB Debt, the Employee shall be eligible to receive a one-time liquidation sharing amount of either $2,000,000 or a pro-rata share of any such paydown of the CSFB Debt, respectively, in either case ranking pari passu to the amounts which are able to be retained by the CSFB Entities in respect of the CSFB Debt, including after giving effect to the subordination of such debt. Any such amount shall be payable in-kind, in the same form of consideration as received by the CSFB Entities, and shall be paid at the same time as such consideration is received by the CSFB Entities (including pursuant to distributions on escrows or similar arrangements); provided, however, that any portion of such liquidation sharing amount may be payable in cash, in the sole discretion of the Board. If the Employee is not still employed by the Company on the date of the consummation of a Qualifying Liquidity Event or such paydown of the CSFB Debt, then the liquidation sharing amount shall continue to be payable to the Employee as provided above. Any amounts due and payable to the Employee under this Section 3.5 shall also include an additional amount equal to the proportionate amount of interest which would be paid relative to a notional principal amount of $2,000,000, if the CSFB Debt were increased by $2,000,000 as of the Start Date, such additional amount to be paid to the Employee at the same time as interest is paid on the CSFB Debt. Notwithstanding the foregoing, and without prejudice with respect to the conditions set out in Section 7.3, the terms set out in this Section 3.5 shall not be effective before the Company shall have procured the consents necessary to obtain waivers of certain negative covenants contained in certain credit agreements to which the Company is a party. The Company hereby agrees that it will use its best efforts to procure all such consents.

3.6	Benefits During the Employment Period, the Employee shall be invited to participate, to the extent permitted by applicable law and the terms and eligibility requirements of any such plan or program, in all employee benefit plans and programs that are maintained by the Company from time to time generally for the Company’s similarly situated senior executives. The Employee’s participation in or entitlement to benefits under any such benefit plan or program shall at all times be subject to the terms and conditions of the applicable plan documents, as amended from time to time, or the Company policies governing such employee benefits. The Company will not, however, by reason of this Section 3.6, be obligated either (i) to institute, maintain, or refrain from modifying or terminating any employee benefit plans or programs, or fringe benefits, that it may adopt from time to time or (ii) to provide the Employee with all benefits provided to any other person or individual employed by the Company. During the Employment Period, the Employee shall be eligible to receive 20 days of paid vacation per calendar year, pro rated for 2004 from the Start Date through December 31, 2004, in accordance with the Company’s vacation policies (as maybe revised from time to time). All vacation and other time off must be scheduled for the mutual convenience of the Employee and the Company and so as not to interfere with the operation of the Company.

3.7	Expense Reimbursement The Company shall reimburse the Employee for all reasonable business expenses incurred by the Employee during the Employment Period for promoting the Company’s business, upon the Employee’s periodic presentation of an itemized account of such expenditures, in accordance with the Company’s business expense reimbursement policy. In addition, the Employee will receive a monthly allowance for reasonable personal living expenses as agreed to by the Board.

4        Termination

Either the Company or the Employee may terminate this Employment Agreement and the Employee’s employment at any time for any reason upon 7 days’ prior written notice to the other. Upon any termination of this Employment Agreement, the Employment Period and all rights and entitlements of the Employee pursuant to this Employment Agreement shall forthwith cease and terminate, and the Company shall have no liability or obligations whatsoever to the Employee, except as provided for in Sections 3.5 and 4.4 hereof.

4.1	Termination For Cause The Company may terminate this Employment Agreement and the Employee’s employment at any time for “Cause,” as determined by the Board For purposes of this Employment Agreement, “Cause” shall mean the occurrence of any of the following: (i) the Employee for any reason, other than by reason of his death or Disability (as defined below in Section 4.2 hereof), fails to perform the Employee’s duties for the Company to the reasonable satisfaction of the Company, and the Employee fails to correct his performance to the satisfaction of the Company after written notice by the Company and a reasonable opportunity to cure; (ii) the Employee materially breaches any of his obligations under this Employment Agreement, and the Employee fails to correct such breach (if correctable) after notice by the Company and a reasonable opportunity to cure; (iii) the Employee materially violates the policies or procedures of the Company as such policies and procedures are adopted or modified from time to time, or fails to follow directives of the Board, after notice by the Company and a reasonable opportunity to cure or to follow such a directive to the satisfaction of the Company; (iv) the Employee engages in gross negligence, a breach of fiduciary duty and/or duty of loyalty, or misconduct in connection with the performance of the Employee’s duties for the Company; (v) the Employee engages in improper conduct or misconduct or any act that violates any law, rule, or regulation, and that, in the view of the Board, would adversely affect the business, reputation or public image of the Company, including but not limited to any act of fraud, theft, embezzlement, or any act involving moral turpitude; or (vi) the Employee pleas to, or is convicted of, any misdemeanor involving moral turpitude or any felony.

4.2	Termination on Account of Disability In the event of a physical or mental infirmity which renders the Employee unable to perform his duties, services and responsibilities hereunder for a total of 120 calendar days in any 12-month period (a “Disability”), Employee’s employment and this Employment Agreement shall automatically terminate on such 120th calendar day, without any further or additional action on the part of the Company.

4.3	Termination on Account of Death In the event of the Employee’s death during the Employment Period, the Employee’s employment and this Employment Agreement shall automatically terminate on the date of the Employee’s death.

4.4	Accrued Obligations Upon any termination of the Employee’s employment with the Company, the Company shall pay the Employee as soon as practicable, a lump sum cash payment equal to the sum of: (i) the Employee’s accrued but unused vacation as of the effective date of his termination of employment; (ii) any accrued but unpaid Base Salary for the period prior to the effective date of the Employee’s termination of employment; (iii) the amount of any earned but unpaid Annual Bonus earned for the calendar year prior to the calendar year in which the Employee’s termination of employment occurs; (iv) any unreimbursed business expenses incurred by the Employee that are reimbursable in accordance with Section 3.3 hereof; or (v), in the event of termination of the Employment Agreement and the Employee’s employment for reasons other than Cause, any amounts payable under Section 3.3 and 3.4 hereof (collectively, the “Accrued Obligations”). Upon payment in full of the Accrued Obligations, and except as provided under Section 3.5 hereof, the Company shall have no further obligations or liabilities whatsoever to the Employee pursuant to this Employment Agreement (except that the treatment of Options, including, without limitation, the Company’s repurchase rights, shall be as provided in Section 3.3 hereof and, if applicable, Section 5 hereof).

4.5	Resignation from Board In the event the Employee’s employment with the Company is terminated for any reason, the Employee agrees to tender his resignation from the Board and any other board or officer positions held with the Company and its affiliates, effective no later than the date of termination, or at such other mutually agreeable time.

5        Change of Control

In the event of a Change of Control (as defined below) that (i) occurs earlier than the fifth anniversary of the Start Date and while the Employee is still employed by the Company or (ii) results from a Qualifying Liquidity Event that is the subject of a definitive written agreement subject only to customary closing conditions entered into within nine months after the Employee is terminated by the Company other than for Cause, then all Options and/or restricted stock then held by the Employee shall become fully vested, unless comparable positions in the successor entity have been offered to the Employee or the Employee becomes engaged or rehired by the successor entity in a comparable capacity upon the consummation of the Change of Control or at any reasonable period of time thereafter. The determination of whether comparable positions have been offered, or whether the Employee becomes engaged or rehired by the successor entity in a comparable capacity upon or at a reasonable period of time after the Change of Control, shall be made by the Board in its sole discretion, whose determination shall be final. For purposes of this Employment Agreement, a Change of Control shall mean the occurrence of (i) a Qualifying Liquidity Event, or (ii) the liquidation or dissolution of the Company; provided, however, that a Change of Control shall not include any leveraged buy-out transaction which is sponsored by the Employee or in which the Employee acquires an equity interest materially in excess of his equity interest in the Company immediately prior to such transaction.

6        Confidentiality, Non-Solicitation and Non-Competition

6.1	During the Employment Period and thereafter, Employee shall not, except as may be required to perform his duties hereunder or as required by applicable law, disclose to others or use, whether directly or indirectly, any Confidential Information. For purposes of this Employment Agreement, “Confidential Information” shall mean information about any of the Company, or its respective subsidiaries and affiliates (collectively, the “Group”), and their respective clients, suppliers, customers and employees that is not available to the general public and that was learned by Employee in the course of his employment by the Company, including (without limitation) any proprietary knowledge, trade secrets, data, formulae, information, client, and customer lists, pricing lists or information, former or existing suppliers, contractors, purchasing information, distribution methods, marketing research, information regarding other employees of the Group, and all papers, resumes, records (including computer records) and the documents containing such Confidential Information. Employee acknowledges that such Confidential Information is specialized, unique in nature and of great value to the Company, and that such information gives the Company a competitive advantage. Upon the termination of his employment for any reason whatsoever, Employee shall promptly deliver to the Company all documents, computer tapes and disks (and all copies thereof) containing any Confidential Information.

6.2	During the Employment Period and for one year thereafter, Employee shall not, directly or indirectly in any manner or capacity (e.g., as an advisor, principal, agent, partner, officer, director, shareholder, employee, member of any association or otherwise) engage in, work for, consult, provide advice or assistance or otherwise participate in any activity that competes with the Group in the business of insurance in the United States, unless as otherwise set forth in a written waiver provided by the Board. Employee further agrees that during such period he will not assist or encourage any other person in carrying out any activity that would be prohibited by the foregoing provisions of this Section 6 if such activity were carried out by Employee and, in particular, Employee agrees that he will not induce any employee of the Group to carry out any such activity; provided, however, that the “beneficial ownership” by Employee, either individually or as a member of a “group”, as such terms are used in Sections 13(d) and 14(d)(2) and Rule 13d-3, respectively, under the Exchange Act, of less than 2% of the voting stock of any publicly held corporation shall not be a violation of this Employment Agreement. The foregoing provisions of this Section 6.2 shall not apply if the Employee is terminated by the Company other than for Cause. It is further expressly agreed that the Company will or would suffer irreparable injury if Employee were to compete with the Group in violation of this Employment Agreement and that the Company would by reason of such competition be entitled to injunctive relief in a court of appropriate jurisdiction, and Employee further consents and stipulates to the entry of such injunctive relief in such a court prohibiting Employee from competing with the Group in violation of this Employment Agreement.

6.3	During the Employment Period and for one year thereafter, Employee shall not, directly or indirectly, either as principal, agent, independent contractor, consultant, director, officer, employee, employer, advisor (whether paid or unpaid), stockholder, partner, member or in any other individual or representative capacity whatsoever, either for his own benefit or for the benefit of any other Person, solicit, divert or take away or accept as a customer or client any Person that is or has been a customer or client of the Group as of the date hereof or at any time during the Employment Period.

6.4	Employee recognizes that he will possess confidential information about other employees of the Company relating to their education, experience, skills, abilities, compensation and benefits, and interpersonal relationships with customers of the Company. Employee recognizes that the information he will possess about these other employees is not generally known, is of substantial value to the Company in developing its business and in securing and retaining customers, and will be acquired by him because of his business position with the Company. Employee agrees that, during the Employment Period, and for a period of one year thereafter, he will not, (i) solicit, raid, entice or induce any Person that is or has been an employee, officer, consultant or agent of the Group as of the date hereof or at any time during the Employment Period, to become employed by him or any Person, (ii) approach any such employee, officer or agent for such purpose or authorize or participate in the taking of such actions by any other Person, or assist or participate with any such Person in taking such action or (iii) in any way interfere with any relationship between the Group and any of their customers, suppliers or distributors; provided, however, that, in the event the Employee is terminated by the Company other than for Cause, the foregoing provisions of this Section 6.4 shall apply only in respect of Persons who have been an employee, officer, consultant or agent of the Group for a period of at least three years prior to the date of termination. As used in Section 6.3 and 6.4, “Person” shall be construed broadly to include an individual, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

6.5	Employee acknowledges that he was informed of the time, territory, scope and other essential requirements of the restrictions in this Section 6 when he agreed to become employed with the Company under the terms set forth in this Agreement, and Employee further acknowledges that he has received sufficient and valuable consideration for his agreement to such restrictions.

6.6	The provisions of this Section 6 shall remain in full force and effect notwithstanding the termination of the Employee’s employment regardless of the circumstances, which result in such termination. This provision shall not be construed to limit the survival of any other provisions that also survive the termination of this Employment Agreement by the express or implied terms of such provisions. The existence of any claim or cause of action that the Employee may have against the Company shall not constitute a defense or a reason to invalidate any of the provisions of this Section 6.

7        Miscellaneous

7.1	Withholding Tax All payments required to be made by the Company to the Employee under this Employment Agreement shall be subject to the withholding of such amounts relating to tax (including federal and state income tax and withholdings, employment tax and withholdings, and excise tax) and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.

7.2	Waiver Failure of the Company at any time to enforce any provision of this Employment Agreement or to require performance by the Employee of any provisions hereof shall in no way affect the validity of this Employment Agreement or any part hereof or the right of the Company thereafter to enforce its rights hereunder; nor shall it be taken to constitute a condonation or waiver by the Company of that default or any other or subsequent default or breach.

7.3	Shareholder Consent Notwithstanding any other provisions of this Employment Agreement, the Company and the Employee hereby acknowledge and agree that the provisions of Section 3.4, Section 3.5 and Section 5 shall only take effect upon their due ratification and approval by the shareholders of the Company in accordance with the requirements of Section 1.280G-1 of the Income Tax Regulations. The Company hereby further agrees that it will use its best efforts in order to secure such approval of the shareholders of the Company.

7.4	Notices All notices or other communications hereunder shall not be binding on either party hereto unless in writing (including facsimile or similar writing), and delivered to the other party thereto at the following address:

If to the Company:	Ascent Assurance, Inc. Attention: Board of Directors 3100 Burnett Plaza 801 Cherry Street, Unit 33 Fort Worth, TX 76102

If to the Employee:	Mr.Ben Cutler 6600 East Bluebird Lane Paradise Valley, AZ 85253 (480) 922-3716

Each such notice, request or other communication shall be effective (a) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section and receipt is confirmed, (b) if given by mail, three business days after such communication is deposited in the mail registered or certified, return receipt requested, with postage prepaid, addressed as aforesaid, (c) if given by an overnight delivery service, one business day after such communication is deposited with a reputable, overnight delivery service, postage or delivery charges prepaid, addressed as aforesaid, or (d) if given by any other means, when delivered at the address as specified in this Section. Either party may change its address for notice by delivery of written notice thereof in the manner provided.

7.5	Assignment Except as set forth herein, no rights of any kind under this Employment Agreement shall, without the prior consent of the Company, be transferable to or assignable by the Employee or any other person, or, except as provided by applicable law, be subject to alienation, encumbrance, garnishment, attachment, execution or levy of any kind, voluntary or involuntary. This Employment Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns.

7.6	Governing Law; Jurisdiction; No Jury Trial This Employment Agreement shall be governed by and construed in accordance with the substantive laws of the State of New York without regard to the conflicts of law principles thereof. Each party hereby irrevocably submits to the jurisdiction of the state and federal courts sitting in the State of New York, for the adjudication of any dispute hereunder (except as hereinafter provided). EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY FOR THE ADJUDICATION OF ANY DISPUTE ARISING OUT OF OR RELATING TO THIS EMPLOYMENT AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE OR AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS EMPLOYMENT AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS IN THIS SECTION. If, for any reason, the foregoing jury trial waiver is not enforceable at the time of any dispute hereunder, then such dispute shall be resolved by binding arbitration in accordance with the then current National Rules for the Resolution of Employment Disputes of the American Arbitration Association. Such arbitration, if necessary, shall be convened in the Borough of Manhattan of the City of New York, State of New York. Notwithstanding any other provision hereof, the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of the provisions of Section 7 of this Employment Agreement, and Employee consents that such restraining order or injunction may be granted without the necessity of the Company’s posting any bond, except to the extent otherwise required by applicable law.

7.7	Counterparts This Employment Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same document.

7.8	Headings The headings in this Employment Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Employment Agreement.

7.9	Entire Agreement THE PARTIES HERETO ACKNOWLEDGE THAT THEY HAVE READ THIS EMPLOYMENT AGREEMENT, UNDERSTAND IT, AND AGREE TO BE BOUND BY ITS TERMS. This Employment Agreement constitutes the entire understanding and agreement between the parties hereto concerning the subject matter hereof and fully supersedes all prior agreements, understandings, representations and warranties both written and oral, among the parties with respect to the subject matter hereof. All negotiations by the parties hereto concerning the subject matter hereof are merged into this Employment Agreement, and there are no representations, warranties, covenants, understandings or agreements, oral or otherwise, in relation thereto by the parties hereto other than those incorporated herein. No supplement, modification or amendment of this Employment Agreement shall be binding unless executed in writing by the parties hereto.

In Witness Whereof, each of the parties hereto has executed this Employment Agreement as of the date first above written.

ASCENT ASSURANCE, INC.

By: /Patrick H. O’Neill
       Name: Patrick H. O’Neill
       Title: Executive Vice President, General Counsel and Secretary

EMPLOYEE

By: Benjamin M. Cutler
       Name: Benjamin M. Cutler
       Title: President and Chief Executive Officer